Sub-Item 77Q1(b): Copies of Text of Proposal Relating to Sub-Item 77D

The changes with respect to the Goldman Sachs Balanced Strategy Portfolio, Goldman Sachs Equity Growth Strategy Portfolio, Goldman Sachs Growth and Income Strategy Portfolio, Goldman Sachs Growth Strategy Portfolio and Goldman Sachs Satellite Strategies Portfolio (collectively, the "Portfolios") described under Sub-Item 77D are described in the Portfolios' Prospectuses filed pursuant to Rule 485(b) under the Securities Act of 1933 with the Securities and Exchange Commission on April 28, 2017 (Accession No. 0001193125-17-147333),
which is incorporated herein by reference.